Exhibit 99.1

TRANSFORMA ACQUISITION GROUP INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) of Transforma Acquisition Group Inc., a Delaware corporation (the “Company”), hereby establishes the Audit Committee of the Board (the “Audit Committee”) with the following purpose, authority, powers, duties and responsibilities.

I.	Purpose

The purpose of the Audit Committee is to represent and assist the Board in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions by reviewing: (1) the financial reports and other financial information provided by the Company to any governmental body or the public; (2) the Company’s systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and (3) the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the integrity of the Company’s financial reporting process, audits of financial statements and internal control system;

•	review and appraise the performance of the Company’s independent registered public accounting firm (the “Independent Auditor”) and internal finance department and audit function; and

•	monitor the Company’s compliance with accounting, legal, regulatory and ethical requirements in connection with its financial reporting and internal control obligations;

•	provide an open avenue of communication among the Independent Auditor, financial and senior management, the internal finance department, and the Board.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III below.

II.	Membership and Structure

The Audit Committee consists of at least three (3) directors determined by the Board to meet the director and audit committee member independence requirements and financial literacy and experience standards and requirements of the American Stock Exchange, Inc. (“AMEX”), rules and regulations of the Securities and Exchange Commission (“SEC”), applicable law or other listing standards subject to any compliance grace periods permitted thereby. At least one (1) member of the Audit Committee shall be financially sophisticated and an audit committee financial expert, as determined by the Board, pursuant to the requirements of AMEX and shall qualify as an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K, as amended, and no Audit Committee member may have participated in the preparation of the financial statements of the Company or any of the Company’s current subsidiaries at any time during the past three (3) years. Appointment to the Audit Committee and the designation of any Audit Committee members as “audit committee financial experts” shall be made on an annual basis by the full Board.

Meetings of the Audit Committee shall be held at such times and places as the Audit Committee shall determine, including by written consent, on not less than a quarterly basis, and more frequently if circumstances dictate. The Audit Committee should meet in executive session periodically, but at least annually, (i) separately with management and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believes should be discussed privately and (ii) without management present. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of a conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

The Chair of the Audit Committee shall report on activities of the Audit Committee to the full Board. In fulfilling its responsibilities, the Audit Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

III.	Responsibilities

The Audit Committee’s primary responsibility is oversight of the Company’s accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and is, responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations relating to disclosures and financial reporting. The Company’s independent auditors shall report directly to the Audit Committee and the Board, as representatives of the shareholders. The independent auditors are responsible for planning and executing a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to filling of each quarterly report and other procedures. In this regard the Audit Committee members are not, and do not represent themselves as performing the function of, auditors or accountants.

To carry out this oversight responsibility the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Auditor (including the resolution of disagreements between management and the Independent Auditor regarding financial reporting, accounting policies, and internal control) and any other financial auditors of the Company. The Independent Auditor shall report directly to the Audit Committee and have ultimate accountability to the Audit Committee;

•	reviews and updates this Charter of the Audit Committee (this “Charter”), at least annually, as conditions dictate;

•	reviews and discusses with the Independent Auditor the written statement from the Independent Auditor concerning any relationship between the Independent Auditor and the Company or any other relationships that may adversely affect the independence of the Independent Auditor consistent with Independence Standards Board (“ISB”) Standard 1, as it may be modified or supplemented, and, based on such review, assesses the independence of the Independent Auditor;

•	reviews and discusses with the Independent Auditor annually the matters required to be discussed by Statement on Audited Standards (“SAS”) 61, as it may be modified or supplemented;

•	establishes policies and procedures for the review and pre-approval by the Audit Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the Independent Auditor, to the extent required by Section 202 of the Sarbanes-Oxley Act;

•	reviews and discusses with the Independent Auditor on a timely basis: (1) its audit plans and audit procedures, including the scope, fees and timing of the audit; (2) the results of the annual audit examination and accompanying management letters; and (3) the results of the Independent Auditor’s procedures with respect to interim periods;

•	reviews and discusses with the Independent Auditor on a timely basis: (1) all critical accounting policies and practices used by the Company; (2) alternative accounting treatments within generally accepted accounting principles in the United States (“GAAP”) related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the Independent Auditor; and (3) other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences;

•	reviews and discusses with the Independent Auditor on a timely basis the Independent Auditor’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles (including without limitation, critical accounting policies), financial reporting processes, both internal and external, and such further matters as the Independent Auditor presents to the Audit Committee under GAAP;

•	discusses with the Company’s officers and the Independent Auditor quarterly earnings press releases, including the interim financial information and other disclosures included therein, reviews the year-end audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case prior to then release, and, if deemed appropriate, recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year;

•	reviews and discusses with the Company’s officers and the Independent Auditor various topics and events that may have significant financial impact on the Company or that are the subject of discussions between the Company’s officers and the Independent Auditors;

•	reviews and discusses with the Company’s officers the Company’s major financial risk exposures and the steps the Company’s officers have taken to monitor and control such exposures;

•	reviews and approves related-party transactions;

•	reviews and discusses with the Independent Auditor and the Company’s officers: (1) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the Independent Auditor or management); (2) the Company’s internal audit procedures; and (3) the adequacy and effectiveness of the Company’s disclosures controls and procedures, and management reports thereon;

•	reviews annually with the Company’s officers the scope of the internal audit program, and reviews annually the performance of both the internal audit group and the Independent Auditor in executing their plans and meeting their objectives;

•	reviews the use of auditors other than the Independent Auditor;

•	establishes procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, controls, or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	establishes policies for the hiring of employees and former employees of the Independent Auditor;

•	establishes regular and separate systems of reporting to the Audit Committee by each of management and the Independent Auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments;

•	following completion of the annual audit, reviews separately with each of management and the Independent Auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and difficulties accessing information;

•	reviews and discussions with Independent Auditors any significant disagreement among management and the Independent Auditor in connection with the preparation of the financial statements;

•	reviews with the Independent Auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented (this review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee);

•	ensures that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements;

•	reviews activities, organizational structure, and qualifications of the internal finance department;

•	reviews, with the Company’s counsel, legal compliance matters, including corporate securities trading policies;

•	reviews, with the Company’s counsel, any legal, compliance, or regulatory matter that could have a significant impact on the Company’s financial statements;

•	publishes the report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement;

•	when appropriate, designates one (1) or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Audit Committee as the Audit Committee shall direct;

•	performs any other activities consistent with this Charter of the Audit Committee, the Company’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate;

•	prepares and reviews with the Board an annual performance evaluation of the Audit Committee, which evaluation shall compare the performance of the Audit Committee with the requirements of this charter. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report;

•	monitors compliance on a quarterly basis with the terms of the Company’s initial public offering (“IPO) as set forth in the Company’s Registration Statement on Form S-1 (File No. 333-137263), as amended (the “Registration Statement”) and takes action to rectify any such noncompliance and/or cause compliance with the terms of the IPO; and

•	approves hiring of employees or former employees of the Independent Auditor.

In fulfilling his or her responsibility, each member of the Audit Committee is entitled to rely in good faith upon the Company’s records and upon information, opinions, reports or statements presented by any of the Company’s officers or employees, or by any other person as to matters the member reasonably believes are within such other persons professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. Each member of the Audit Committee also may rely in good faith upon actions taken by other committees of the Board as committed to such committees under the resolutions and other directives of the Board.

IV.	Delegation to Subcommittee

The Audit committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. Any such delegation shall be by majority vote of the Audit Committee.

V.	Resources and Other Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management. The Company will provide appropriate funding to the Audit Committee to allow the Audit Committee to compensate the company’s independent auditors, to compensate any advisors retained by the Audit Committee and to pay for ordinary administrative expenses of the Audit Committee.

The Audit Committee shall communicate directly with the Independent Auditors, the internal auditors, management of the Company, and members of the Board as it considers necessary or advisable for the full and faithful execution of this Charter and the Audit Committee’s duties and responsibilities hereunder.

The Audit Committee shall have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules and AMEX or other listing standards, and shall discharge all of its authority and responsibilities in accordance with all applicable law, SEC rules and AMEX or other listing standards. The Audit Committee may conduct or authorize the conduct of such investigations within the scope of its responsibilities as it considers appropriate.

VI.	Amendments and Waivers to the Charter

The Audit Committee shall review and reassess this Charter at least annually and obtain the approval of the Board for any proposed changes to this Charter. The Board reserves the right to accept the Audit Committee’s recommendation and reserves the right to alter, amend, modify, revoke, suspend, terminate or waive any or all of this Charter at any time, in its discretion.

VII.	Limitation on use of the Charter

This Charter is intended to be a description of certain policies that the Company has adopted as of this time, and is to be used solely as a source of information about the Audit Committee as presently in effect. Nothing in this Charter shall be deemed to otherwise create for an employee or any other third party an enforceable right against the Company, the members of the Audit Committee, its directors, officers or any other employee or third party. Except by the Company at the direction of the Board or executive officers, this Charter may not be used as evidence or referred to in any other way in any action, claim, suit or other proceeding.